Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258040

U.S.RetailSecuritization October 2021

 Registration Statement No. 333-258040 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-375-6829.

 •Ford Credit has been originating retail installment sales contracts since 1959 and securitizing its retail contracts since 1988 •Ford Credit has had an active publicly-registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 80 transactions under this program •Ford Credit offers retail asset-backed securities through various channels: -Publicly-registered transactions -Rule 144A transactions -Other private transactions •Collateral composition has trended in line with the industry and Ford Credit’s strategy – we securitize what we originate -Receivables with original terms up to 84 months were included in the most recent retail transactions •Structural elements have remained consistent – minimal adjustments over the past 15 years

U.S. Retail Securitization

U.S. Originations and Share

- Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles
- Ford-sponsored retail marketing programs launched in response to COVID-19 generated strong customer response and led to increased originations in 2020
- Lower Ford market share and lower Ford Credit financing share, primarily due to fewer available Ford-sponsored marketing programs and a constrained supply of new vehicles caused by shortages of semiconductors


Number of Retail Receivables Originated (000)
719
705
729
588
668
365
253
2016
2017
2018
2019
2020
2Q20 YTD
2Q21 YTD
Avg. # of Contracts Outstanding (000)
2,106
2,145
2,198
2,144
2,136
2,116
2,080
Financing Share* Retail Installment and Lease
56%
55%
58%
52%
57%
67%
47%
2016
2017
2018
2019
2020
2Q20 YTD
2Q21 YTD

* Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales)

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 Weighted Average FICO at Origination* Repossessions as a % of the Average Number of Contracts Outstanding 84 months 84 months Portfolio Portfolio 1.21%1.29%1.28%1.24% 762761754752 734741732 0.95% 0.88%0.78% 734741741742730733738 0.26% 0.53% 0.42% 0.60% 0.55% 0.49% 0.50% 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD * Based on year of origination 2016 2017 2018 2019 2020 2Q20 YTD 2Q21 YTD Average Net Loss on Charged-Off Contracts $6,245$6,640$6,100$6,131 Net Losses as a % of the Average Portfolio Outstanding 84 months Portfolio $5,783$5,850 0.54% 0.61% 0.54%0.53% $1,735 0.12%0.16% 0.36%0.36% 0.21%0.25%0.21%0.22% 0.08% 0.08%

 Weighted Average FICO at Origination Commercial Use (%) > 60 Month Original Term 734732736736734739737739738736740743744736734 18.4 19.8 18.619.520.119.6 22.2 19.9 21.121.4 17.2 21.721.1 17.5 19.6 716710713714714720718719716715720723 724723719 New / Used (%) Car / Light Truck / Utility (%) NewUsed Car Light Truck UtilityOther* 11 11 10 9 10 10 12 13 12 11 11 12 12 8 8 30 31 34 34 34 34 34 38 38 37 38 39 38 40 44 90 89 90 91 90 90 88 87 88 89 89 88 88 92 92 44 44 42 44 44 47 50 47 49 50 49 50 52 51 48 25 24 23 23 22 20 16 15 13 13 13 11 10 8 8 * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

 % Subvened-APR Receivables (%) Original Term > 60 Mos. by Principal Balance (%) 58.559.8 66.766.365.5 59.9 54.8 62.2 68.369.3 72.671.070.1 76.0 72.8 % Original Term >72 Mos. 57.154.254.555.157.0 58.257.658.0 56.4 61.2 57.357.757.6 69.867.0 9. 9 10 .0 96.997.798.398.298.697.396.897.798.899.098.998.498.1 101.8 101.0 8.6 8.7 8.7 8.6 8.7 8.6 8.6 8.5 8.7 8.7 8.8 8.7 8.9 9.1 9.2

U.S. Retail Securitization

Structure Overview



% of Initial Adjusted Pool Balance
Class A notes ("AAA")
95.00%
Class B notes ("AA")
3.00%
Class C notes ("A")
2.00%
Reserve Account
0.25%
Excess Spread
Initial Overcollateralization
0.00%
Total Initial Class A Hard Credit Enhancement
5.25%

- Senior/subordinate, sequential pay structure
- Credit enhancement largely consistent over the life of the program:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Overcollateralization (OC) builds to a target amount
  - Available funds pay the Class A1 notes in full ("turbo") and target OC amount is reached before any funds are released to the residual interest
- Target OC is the sum of:
  - Yield supplemental overcollateralization (YSOC)
  - 2.0% of initial adjusted pool balance
  - Excess of 1.5% of current pool balance over reserve account

Initial Class A Hard Credit Enhancement



2021-A: 5.25% (5.00% subordination, 0.25% reserve)
2020-C: 5.75% (5.00% subordination, 0.75% reserve)
2020-B: 6.00% (5.00% subordination, 1.00% reserve)
2020-A: 6.00% (5.00% subordination, 1.00% reserve)
2019-C: 5.25% (5.00% subordination, 0.25% reserve)
2019-B: 5.25% (5.00% subordination, 0.25% reserve)
2019-A: 5.25% (5.00% subordination, 0.25% reserve)
Reserve
Subordination
Initial Overcollateralization

8

U.S. Retail Securitization

Retail Pool Performance: Cumulative Net Losses



2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Loss Ratio
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60
Months Since Settlement
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B
14-C
15-A
15-B
15-C
16-A
16-B
16-C
17-A
17-B
17-C
18-A
18-B
19-A
19-B
19-C
20-A
20-B
20-C
21-A

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U.S.Retail/LeaseOriginationand ServicingStrategy

 •Dealers submit credit applications and proposed financing terms electronically to Ford Credit •Ford Credit obtains a credit report for the applicant(s) and uses its proprietary origination system to complete compliance and other checks, including fraud alerts and ID variations •Credit decisions are made electronically or by an analyst and returned electronically to dealers •The origination process is not governed by strict limits and is judgment-based, using well-established purchasing guidelines and control processes to support consistent credit decisions •Purchase quality guidelines set portfolio targets for lower and marginal quality contracts •Risk factor guidelines are applicable to specific application attributes including affordability measures such as PTI and DTI ratios, LTV, FICO score and term -For less creditworthy applicants or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit’s procedures before making a decision •Credit analysts’ decisions are reviewed regularly to ensure they are consistent with origination standards and credit approval authority •Risk management portfolio performance is analyzed quarterly

 •Ford Credit's origination scoring models were developed internally based on Ford Credit’s por tfolio databases of millions of contracts originated over several decades. The model development process identifies key variables used to assign the applicant a proprietary risk score based on the probability of the applicant paying the amounts due under their contract •In October 2018, Ford Credit began redeveloping cer tain of its origination scoring models for consumer credit applicants using advanced statistical tools to improve data interactions and evaluate and create more predictive variables. Those redeveloped models can sometimes place greater emphasis on newly created variables with relatively less emphasis on traditional variables such as an applicant’s FICO® score, which in turn enhance the model’s ability to assess risk and more accurately assign a proprietary risk score •Ford Credit regularly reviews its models to confirm the business significance and statistical predictability of the variables -Origination scoring model performance review -Scorecard Cycle Plan Committee review •New origination scoring models are developed on a regular cycle plan •Adjustments may be made to improve the performance of the origination scoring models between development cycles to react quickly to por tfolio performance shifts and macroeconomic conditions. Adjustments may include: -Uniformly changing the overall credit risk scores -Modifying the weight of selected variables •Completed launch dates for the most recently redeveloped origination scoring models are as follows:

Behavioral Scoring Models •Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date •These models assess the risk of a customer defaulting using a number of variables, including origination characteristics, customer account history, payment patterns, expected net losses and periodically updated credit bureau information •Output of the behavioral scoring models is a proprietary score (probability of default) that determines: -How soon a customer will be contacted after a payment becomes delinquent -How often the customer will be contacted during the delinquency -How long the account will remain in early stage collections before it is transferred to late stage •New behavioral scoring models are developed on a regular cycle plan •Ford Credit regularly reviews the behavioral scoring models to confirm the continued statistical predictability of the variables. Adjustments may be made to improve the performance of the behavioral scoring models between development cycles •Completed launch dates of the most recently redeveloped behavioral scoring models are as follows: 13

 Appendix

Ford Credit U.S. Origination Metrics And Credit Loss Drivers Retail & Lease FICO and Higher Risk Mix (%) Retail Repossessions (000) and Repossession Rate (%) Higher Risk Portfolio Mix (%) Repossession Rate (%) •Disciplined and consistent underwriting practices 739743738735748747 6% 6% 6% 6% 6% 5% 7 1.24% 3 0.52% 5 5 5 1.04%1.01%0.92% 3 0.63% •Portfolio quality evidenced by Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 FICO scores and consistent risk mix 60+ Day Delinquencies* 0.16% 0.15% 0.13% 0.14% 0.13% 0.08% •Repossessions, net charge-offs Retail Contract Terms Retail Net Charge-Offs ($M) and LTR Ratio (%) and LTR remain low Retail > 84 months Placement Mix (%) LTR Ratio (%) •Longer term contract mix continued at normal levels •Negative LTR reflects historically 66 mo 7% 71 mo 15% 67 mo 66 mo 64 mo 63 mo 6% $73 0.62% $19 $39 $49 $29 low losses and strong net recoveries during the period 4% 5% 4% 0.15% 0.30% 0.37% 0.22% $(9) (0.07)% Q1 2020Q2 2020Q3 2020Q4 2020Q1 2021Q2 2021 Q1 2020Q2 2020Q3 2020Q4 2020Q1 2021Q2 2021 * Excluding bankruptcies Severity (000) $11.4 $10.9 $9.8 $10.9 $10.6 $7.9 15